UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 10, 2015

Hooper Holmes, Inc.
(Exact name of registrant as specified in charter)

New York	1-9972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

560 N. Rogers Road, Olathe, Kansas 66062
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 764-1045

N/A
(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 10, 2015, Hooper Holmes, Inc. (the “Company”) entered into a Waiver and Fifth Amendment to Loan and Security Agreement (together with related agreements and documents, the “Fifth Amendment”) with ACF FinCo I LP, as assignee of Keltic Financial Partners II, LP (“Keltic” or the “Lender”). The Fifth Amendment amends the terms and conditions of that certain Loan and Security Agreement, dated as of February 28, 2013, and amended by that certain First Amendment to Loan and Security Agreement, dated as of March 28, 2013, that Second Amendment to Loan and Security Agreement, dated as of July 9, 2014, that Third Amendment to Loan and Security Agreement, dated as of April 17, 2015, and that Fourth Amendment to Loan and Security Agreement, dated as of August 10, 2015, by and between the Company and Keltic (as amended, the “Loan Agreement”). The following summarizes certain terms of the Fifth Amendment:

Under the Fifth Amendment, pursuant to the Company not maintaining the required minimum amount of EBITDA for the consecutive twelve-month period ended September 30, 2015, as outlined in the Loan Agreement, the Lender has agreed to waive the Company’s compliance for the period ended September 30, 2015, under the condition that the Company shall obtain one or more new equity contributions in an aggregate amount of not less than $4 million of which (i) not less than $1.5 million shall be received on or before February 28, 2016, and (ii) the balance shall be received on or before June 30, 2016. The Company’s failure to obtain such new equity contributions by the applicable date would constitute an Event of Default on such date.

The foregoing description of the Fifth Amendment is qualified in its entirety by reference to the full text of the Fifth Amendment, attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Waiver and Fifth Amendment to Loan and Security Agreement, dated November 10, 2015, between ACF, as assignee of Keltic, and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 13, 2015	HOOPER HOLMES, INC.

	By:	/s/ Steven R. Balthazor
Steven R. Balthazor
Chief Financial Officer